Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of NextCure, Inc. (“we” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is our common stock, $0.001 par value per share (“Common Stock”). The following summary describes our Common Stock and certain provisions of our Third Amended and Restated Certificate of Incorporation (as subsequently amended, our “Certificate of Incorporation”), our Second Amended and Restated Bylaws (our “Bylaws”), and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and the applicable provisions of the Delaware General Corporation Law.

AUTHORIZED CAPITAL STOCK

Our Certificate of Incorporation authorizes 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

COMMON STOCK

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of our directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to our classified board of directors (our “Board”).

Dividends

Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of Preferred Stock.

Other Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our Preferred Stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

Under the terms of our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. For example, the issuance of our Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation.

WARRANTS

Pre-Funded Warrants

On November 12, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Private Placement Purchasers”) for a private placement which included pre-funded warrants to purchase up to an aggregate of 1,815,049 shares of Common Stock at a purchase price of $8.519 per pre-funded warrant. Each pre-funded warrant has an exercise price of $0.001 per share of Common Stock, which are exercisable at any time after the date of issuance and will not expire. As of December 31, 2025, 1,697,678 of the pre-funded warrants remained outstanding.

ANTI-TAKEOVER PROVISIONS

Generally

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the following kinds of transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly traded Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board, such as discouraging takeover attempts that might result in a premium over the market price of our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock makes it possible for our Board to issue Preferred Stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.

Special Stockholder Meetings

Our Certificate of Incorporation and our Bylaws provide that a special meeting of stockholders may be called only by or at the direction of our Board or by the Chair of our Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee thereof.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws eliminate the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies; Board Size

Our Board is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors are elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors. Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66 2/3% of the voting power of the then outstanding voting stock. Any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our Board, may only be filled by a resolution of our Board. Furthermore, the authorized number of directors may be changed only by a resolution of our Board. This system of electing and removing directors, filling vacancies and fixing the size of our Board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our Bylaws provide that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware or, if subject matter jurisdiction of such action is vested exclusively in the federal courts, the United States District Court for the District of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers and employees, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws or (v) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery or the United States District Court for the District of Delaware, as applicable, having personal jurisdiction over the indispensable parties named as defendants therein. In addition, any person holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and to have consented to this provision of our Bylaws. The choice of forum provision does not apply to any actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Although our Bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions that are in our Certificate of Incorporation, except for the provision making it possible for our Board to issue undesignated Preferred Stock, would require approval by a stockholder vote by the holders of at least a 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

LISTING

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NXTC”.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Stock is Equiniti Trust Company LLC. The transfer agent and registrar’s address is 48 Wall Street, 22nd Floor, New York, NY 10005.